Exhibit 10.2

FIRST AMENDMENT TO ACQUISITION AND DEVELOPMENT AGREEMENT

THIS FIRST AMENDMENT TO ACQUISITION AND DEVELOPMENT AGREEMENT (“Amendment”) is dated this 24th day of March, 2005 by and between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body politic and corporate existing under the laws of the Commonwealth of Pennsylvania (“PAID”), party of the first part, and URBAN OUTFITTERS, INC., a Pennsylvania corporation, or its permitted assignees or nominees (“Urban”), party of the second part.

BACKGROUND

WHEREAS, PAID is the developer of a mixed-use business center located at the southern tip of the City of Philadelphia, at the confluence of the Delaware and Schuylkill Rivers, commonly known as The Navy Yard (the “Navy Yard”); and

WHEREAS, PAID and Urban entered into a certain Acquisition and Development Agreement dated November 15, 2004 (the “Acquisition Agreement”) pursuant to which PAID agreed to sell to Urban, and Urban agreed to purchase from PAID, fee simple title to Building 7, Building 12, Building 15, Building 139, and Building 543 within the Navy Yard, as more particularly described in the Acquisition Agreement (collectively, the “Purchased Property”); and

WHEREAS, pursuant to the Acquisition Agreement, PAID and Urban agreed to enter into certain Lease Agreements (individually, a “Lease” and collectively, the “Leases”) for Building 10 (“Building 10”) and Building O within the Navy Yard, as more particularly described in the Acquisition Agreement (collectively, the “Leased Property”); and

WHEREAS, pursuant to the Acquisition Agreement, PAID and Urban agreed to enter into a certain Option to Purchase Agreement (the “Building 25/41 Option to Purchase Agreement”) with respect to Building 25 and Building 41 within the Navy Yard, as more particularly described in the Acquisition Agreement (the “Option Property” or “Buildings 25/41”); and

WHEREAS, pursuant to the Acquisition Agreement, PAID and Urban agreed to enter into a certain Option to Purchase Agreement (the “Building 10 Option to Purchase Agreement”) with respect to Building 10 within the Navy Yard, as more particularly described in the Acquisition Agreement; and

WHEREAS, pursuant to the Acquisition Agreement, PAID and Urban agreed to enter into a certain Option to Lease Agreement (the “Option to Lease Agreement”) with respect to Building P, as more particularly described in the Acquisition Agreement (the “Option to Lease Property” or “Building P”); and

WHEREAS, pursuant to the Acquisition Agreement, PAID and Urban agreed to enter into a certain ROFO Agreement with respect to Building 3, as more particularly described in the Acquisition Agreement (the “ROFO Property” or “Building 3”); and

WHEREAS, PAID and Urban intend by this Amendment to confirm the satisfaction and waiver of certain conditions precedent to closing under the Acquisition Agreement, to confirm the addition of exhibits to the Acquisition Agreement, and to make certain modifications to the Acquisition Agreement, upon the terms and conditions contained herein.

NOW THEREFORE, in consideration of the covenants and provisions contained herein, and subject to and in accordance with all terms, conditions, limitations and exceptions provided herein, PAID and Urban, intending to be legally bound, hereby agree as follows:

1. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Acquisition Agreement.

2. Measurement of Buildings.

(a) Pursuant to Section 1.3.4 of the Acquisition Agreement, Urban has measured the square footage for Buildings 10, 7, 12, 15, 543 and 139. PAID and Urban acknowledge and agree that the following shall be the square footages of such Buildings for the purposes of the calculation of CAM, and with respect to Building 10, the base rent payable under the Lease for Building 10:

Building	Gross Square Footage – First Floor	Gross Square Footage – Second Floor	Total Gross Square Footage
Building 10	22,832	22,832	45,664
Building 7	23,697	23,685	47,382
Building 12	19,177	17,276	36,453
Building 15	16,099	0	16,099
Building 543	74,280	0	74,280
Building 139	3,031		3,031

(b) With respect to Building 3 and Buildings 25/41, Urban shall have the right to remeasure the square footages of such Buildings, using the measurement parameters set forth in Section 1.3.4 of the Acquisition Agreement, if and when Urban exercises its option to purchase such Buildings pursuant to the Building 25/41 Option to Purchase Agreement and the Building 3 Option to Purchase Agreement (as hereinafter defined).

(c) With respect to Building P, Urban shall have right to measure the square footages of such Building, using the measurement parameters set forth in Section 1.3.4 of the Acquisition Agreement, if and when Urban elects to lease Building P in accordance with the Option to Lease Agreement.

(d) With respect to Building O, Urban shall have the right to measure the square footage of such Building, using the measurement parameters set forth in Section 1.3.4 of the Acquisition Agreement, in accordance with the Lease for Building O.

(e) The square footage of Buildings 25/41, Building 3, Building P, and Building O, if measured by Urban in accordance with this Section 2, shall then be used for the purposes of the calculation of CAM for each of such Buildings, the base rent for Building O, and the purchase price for Buildings 25/41 and Building 3.

3. Acknowledgement Regarding Exhibits and Schedules.

(a) PAID and Urban acknowledge and agree that certain agreements were to be agreed upon during the Due Diligence Period and thereafter attached as Schedules to the Acquisition Agreement. PAID and Urban acknowledge and agree that the following agreements have been agreed upon by PAID and Urban and are deemed to be attached to the Acquisition Agreement:

Schedule 2.1(a)	Lease for Building 10
Schedule 2.1(b)	Lease for Building O
Schedule 2.1(c)	Option to Lease Agreement (Building P)
Schedule 3.1	Building 25/41 Option to Purchase Agreement
Schedule 3.2.3	ROFO Agreement (now entitled Building 3 Option to Purchase Agreement)
Schedule 6.2.3	Schedule of Timing
Schedule 6.2.5	Subdivision Plan

(b) A new schedule to the Acquisition Agreement entitled “View Vista Area” is attached to this Amendment as Exhibit “A” and is deemed attached to the Acquisition Agreement as Schedule 7.2.7.

(c) A new schedule to the Acquisition Agreement entitled “Shuttle Bus Schedule” is attached to this Amendment as Exhibit “B” and is deemed attached to the Acquisition Agreement as Schedule 9.1.4.

4. Aphton Lease. PAID and Urban acknowledge and agree that Aphton has vacated the Aphton Space. PAID represents and warrants to Urban that Aphton has no claims to or rights of possession in and to the Aphton Space. Based upon the foregoing, Urban acknowledges and agrees that PAID has satisfied its obligation to deliver Building 10 free and clear of the Aphton Lease and any claims to or rights of possession in and to the Aphton Space in favor of Aphton, as required by Section 2.1.2 of the Acquisition Agreement, but subject to the completion of the demolition of the Aphton Space as provided in Section 11 of this Agreement.

5. Building O and Building P. In accordance with Section 2.1.3 of the Acquisition Agreement, Urban has advised PAID that Urban has elected to lease Building O, and that Urban has elected an option to lease Building P. PAID and Urban have agreed upon the descriptions of Tract O and Tract P, which are attached as exhibits to the Lease for Building O and the Option to Lease Agreement for Building P, respectively.

6. ROFO Property. While the Acquisition Agreement contemplated that PAID and Urban would enter into a Right of First Offer Agreement with respect to the ROFO Property (Building 3), PAID and Urban acknowledge and agree that they have instead decided to enter into an Option Agreement for Building 3 (the “Building 3 Option to Purchase Agreement”), which Building 3 Option to Purchase Agreement has been agreed upon by Urban and PAID. Urban’s rights of setoff or credit on account of a purchase price for an Option Property and/or the ROFO Property as described in Section 11.5(c) of the Acquisition Agreement shall necessarily include the purchase prices for (a) Buildings 25/41 under the Building 25/41 Option to Purchase Agreement, (b) Building 10 under the Building 10 Option to Purchase Agreement, (c) Building 3 under the Building 3 Option to Purchase Agreement, and (d) the purchase price for the “11th Street Parcel” (as that term is defined in the Parking Term Sheet, as such term is hereinafter defined) pursuant to a purchase option with respect thereto as more fully described in the Parking Term Sheet.

7. Plans.

(a) PAID and Urban acknowledge and agree that Urban has presented PAID with concept plans for the Purchased Property and for the fit-out of Building 10 entitled “Urban Outfitters Schematic Design Package and Site Schematic Design” prepared by Meyer, Scherer & Rockcastle, Ltd, dated February 25, 2005 (the “Concept Design Package”) and PAID has provided written comments to the Concept Design Package. Urban has advised PAID that the Concept Design Package has not yet been approved by Urban and that Urban may revise the Concept Design Package and thereafter will prepare schematic plans and specifications for the Purchased Property and the fit-out of the Leased Property, which shall be considered the “Plans” as such term is used in the Acquisition Agreement. PAID shall have the right to approve such Plans for the Purchased Property and the Leased Property in accordance with and as limited by Section 6.2.2 of the Acquisition Agreement. PAID and Urban agree to specifically identify the final Plans with respect to each Purchased Property and each Leased Property by written acknowledgement executed by both parties.

(b) Notwithstanding anything contained in Section 6.2.2, Section 9.2 or any other provision of the Acquisition Agreement to the contrary, it is specifically understood and agreed that Urban’s obligation to prepare Plans, and PAID’s right of approval with respect thereto, shall be based upon and limited to the criteria set forth in Section 6.2.2 of the Acquisition Agreement and shall apply to each of the Purchased Property, each of the Leased Property, and if such option is exercised and closing thereunder is completed, as to each of the Option Property (including Building 3).

(c) Urban’s obligations with respect to the Plans as set forth in this Section 7 and in the Acquisition Agreement shall be a Surviving Obligation of Urban.

8. Other Urban Covenants – Schedule and Construction.

(a) Notwithstanding anything contained in Section 6.2.3 or any other provision of the Acquisition Agreement to the contrary, it is specifically understood and agreed that Urban’s obligation to prepare the preliminary schedule for construction, phasing and occupancy as set forth in Section 6.2.3 of the Acquisition Agreement, and PAID’s right of approval, if any, with respect thereto, shall be based upon and limited to the criteria set forth in Section 6.2.3 of the Acquisition Agreement and shall apply only to Building O, and if such option is exercised and closing thereunder is completed, as to each of the Option Property (including Building 3). Notwithstanding the foregoing, PAID acknowledges and agrees that Urban has delivered the Urban Schedule (as hereinafter defined) in satisfaction of Urban’s obligation respect thereto under Section 6.2.3 of the Acquisition Agreement, as set forth in Section 20(e) hereof.

(b) Notwithstanding anything contained in Section 6.2.4, Section 9.2 or any other provision of the Acquisition Agreement to the contrary, it is specifically understood and agreed that Urban’s obligation with respect to construction as set forth in Section 6.2.4 of the Acquisition Agreement, shall be performed in accordance with Section 6.2.4 of the Acquisition Agreement and shall apply to each of the Purchased Property, each of the Leased Property, and if such option is exercised and closing thereunder is completed, as to each of the Option Property (including Building 3).

(c) Urban’s obligations with respect to the schedule and construction as set forth in this Section 8 and in the Acquisition Agreement shall be a Surviving Obligation of Urban as to each Property (to the extent the same has not been satisfied as of the date hereof).

9. Subdivision. PAID and Urban acknowledge and agree that (a) they have mutually approved as the “Subdivision Plan” (as defined in Section 6.2.5 of the Acquisition Agreement), entitled “Subdivision Plan – Parcel 5 for Urban Outfitters” prepared by Barton & Martin Engineers, a Division of Vollmer Associates LLP dated February 4, 2005, last revised March 24, 2005, which is deemed attached as Schedule 6.2.5 to the Acquisition Agreement and in each document and instrument with respect to the Closing wherein there is a reference to the Subdivision Plan, such reference shall be deemed to include all revisions through March 24, 2005; (b) the Subdivision Plan shall be recorded at Closing; and (c) Urban has waived its right to extend the Due Diligence Period to the extent that the Subdivision Plan was not final and unappealed, with all appeal periods expired, as of Closing.

10. Public Financing. Urban acknowledges and agrees that PAID has satisfied its obligations with respect to the Public Financing as set forth in Section 7.3 of the Acquisition Agreement.

11. Fit-Out Allowance for Building 10; Demolition of Aphton Space. PAID and Urban acknowledge and agree that, notwithstanding anything contained in Section 7.3.2 of the Acquisition Agreement to the contrary, (a) the Fit-Out Allowance shall be the amount of One Million Four Hundred Thousand ($1,400,000) Dollars, and (b) PAID shall perform and complete the internal demolition of the Aphton Space in Building 10, at PAID’s sole cost and expense, in accordance with the terms and the conditions with respect thereto set forth in the Lease for Building 10, failing which Urban shall have the right to complete such internal demolition and to be reimbursed by PAID for the costs and expenses incurred by Urban with respect thereto as set forth in the Lease for Building 10.

12. Environmental Remediation Grants. PAID advises Urban that (a) PAID submitted a request to the Commonwealth of Pennsylvania in accordance with Section 7.3.3 of the Acquisition Agreement to identify the availability of any grants which may be available through the Commonwealth of Pennsylvania for environmental remediation; (b) PAID has been advised by the Commonwealth of Pennsylvania that there are no such grants available; (c) PAID has provided Urban with written evidence of PAID’s request as noted under clause (a) above; and (d) PAID has advised Urban orally and by e-mail dated March 7, 2005 of the Commonwealth’s response as noted under clause (b) above. Based upon the foregoing, Urban acknowledges and agrees that PAID has satisfied its obligations pursuant to Section 7.3.3 of the Acquisition Agreement.

13. Shuttle Bus Service. Section 9.1.4 of the Acquisition Agreement shall be deleted in its entirety and is amended and restated as follows:

“PAID, at PAID’s sole cost and expense, shall provide to Urban shuttle bus service between the Pattison Avenue Station of the Broad Pattison Avenue Station of the Broad Street Subway (“Pattison Avenue Station”) and a pick-up/drop-off point at the intersection of Broad Street and Kitty Hawk Avenue or Flagship Drive (the “Bus Stop”), until such time as the Broad Street Subway may be extended to a point within the PAID Parcel and such subway service is open to the public. The shuttle bus service shall run in accordance with the weekday and weekend schedules attached hereto as Schedule 9.1.4, as such schedules may be modified by SEPTA or the successor operator of the shuttle bus service. PAID, at its sole cost and expense, shall erect a passenger shelter at the Bus Stop consistent with those bus shelters utilized by SEPTA on the PAID Parcel, within ninety (90) days after Urban provides PAID with a location for such passenger shelter. Urban’s notice regarding such location must be given no later than the date which is three (3) years after the Closing Date.”

Additionally, the phrase “failure to provide shuttle bus service as provided in this Agreement” shall be deleted from Section 11.5(b) of the Acquisition Agreement.

14. Parking.

(a) PAID and Urban acknowledge and agree that they have mutually agreed upon a term sheet with respect to accommodating Urban’s anticipated parking needs with respect to its usage of the Properties, a copy of which is attached hereto and incorporated herein as Exhibit “C” and initialed by the parties (the “Parking Term Sheet”). PAID and Urban agree to promptly and expeditiously in good faith negotiate the provisions of such licenses, options and agreements as are necessary to incorporate the terms of the Parking Term Sheet, and such other terms and provisions as may be mutually agreed upon by PAID and Urban with respect thereto, and to execute and deliver in recordable form such licenses, options and agreements within sixty (60) days after the Closing Date. The provisions of this Section 14 shall be deemed Surviving Obligations of both PAID and Urban.

(b) PAID and Urban agree that the exclusive parking rights granted to Urban pursuant to Section 7.2.7(c) of the Acquisition Agreement shall be set forth in the appropriate Reciprocal Agreement.

15. Delaware River View. Section 7.2.7(e) of the Acquisition Agreement is deleted in its entirety and is amended and restated as follows:

“PAID and Urban acknowledge that a continuation of the present view from each of the Properties to and over the Delaware River for the distance of the frontage of such Properties as shown on the Subdivision Plan which border on the Delaware River and located thereon from Broad Street to Sixteenth Street was one of the considerations of Urban in developing its project at the PAID Parcel (such area being identified on Schedule 7.2.7 as the “View Vista Area”). In order to satisfy Urban’s reasonable expectation of this view, and to acknowledge PAID’s right to recapture the Properties pursuant to the Repurchase Agreement (as hereinafter defined), (i) PAID agrees that PAID will use its best efforts in order to preserve Urban’s view to and over the Delaware River for the View Vista Area, subject to the rights of the DRPA under the DRPA Lease. Against this background, PAID agrees not to construct any permanent improvement or reconstruct any existing building above its current elevation in the View Vista Area, without first obtaining the consent of Urban, which consent shall not be unreasonably withheld, conditioned or delayed (which right shall be a covenant to run with the land), subject to the rights of the DRPA under the DRPA Lease; and (ii) Urban agrees that Urban will use its best efforts in order to preserve the view to and over the Delaware River for the View Vista Area with respect to Building 3, Buildings 25/41, Building 139 and Building 543, but only after PAID has exercised PAID’s right to repurchase Building 7, Building 12, Building 15 or Building 543 pursuant to the Repurchase Agreement. Against this background, Urban agrees not to construct any permanent improvement or reconstruct any existing building above its then current elevation as of the closing under any Repurchase Agreement in the View Vista Area with respect to Building 3, Buildings 25/41, and Building 543, without first obtaining the consent of PAID, which consent shall not be unreasonably withheld, conditioned or delayed (which right shall be a covenant to run with the land), but only after PAID has exercised PAID’s right to repurchase Building 7, Building 12, Building 15 or Building 543 pursuant to the Repurchase Agreement. PAID reserves the right to construct improvements as shown on the Master Plan in the View Vista Area, such as a jogging path, sidewalks, ancillary amenities and/or support buildings.”

PAID and Urban agree that the foregoing provision shall be included in each of the Reciprocal Easement Agreements to be entered into with respect to the Properties.

16. Occupancy Covenants. Notwithstanding anything contained in the Acquisition Agreement to the contrary, PAID and Urban acknowledge and agree as follows:

(a) Urban’s obligations with respect to occupancy of the Properties as set forth in Section 9.2.3 of the Acquisition Agreement (i.e., the Initial Occupancy Covenant and the Continuing Occupancy Covenant as defined in the Repurchase Agreement) shall apply with respect to each Property (whether a Purchased Property, a Leased Property, and, if such option is exercised and closing thereunder is completed, as to an Option Property, including Building 3).

(b) In the event that Urban either fails to commence construction with respect to a Property or commences construction, but fails to substantially complete construction of such Property:

(i) with respect to the Purchased Property (except for Building 139, which is addressed in subsection (iv) below) and the Leased Property, within three (3) years of the Closing Date;

(ii) with respect to Buildings 25/41 and Building 3, within three (3) years of the closing date under the Building 25/41 Option to Purchase Agreement or the Building 3 Option to Purchase Agreement, respectively (recognizing that under such Option to Purchase Agreements, closing does not occur until such Properties are free and clear of all claims to or rights of possession in favor of any tenant or occupant, including but not limited to, the Existing Tenants);

(iii) with respect to Tract P, within three (3) years of the date of execution and delivery of the Lease for Building P; or

(iv) with respect to Building 139, the later of (A) three (3) years after the Closing Date or (B) eighteen (18) months from the date that River Associates, Inc. vacates the space which it occupies in the Option Property pursuant to the River Associates Lease, as applicable (the “Construction Covenant”), then PAID’s right to repurchase such Property pursuant to the Repurchase Agreement shall accrue as of the end of such three (3) year period (or with respect to Building 139, the later of such three (3) year or such eighteen (18) month period), subject to force majeure and notice, grace or cure rights of Urban as set forth in the Repurchase Agreement and the Acquisition Agreement.

(c) For the purposes of interpreting whether Urban has breached the Construction Covenant, the Initial Occupancy Covenant and/or the Continuing Occupancy Covenant under the Repurchase Agreement, and for the purposes of the Acquisition Agreement, the requirement pertaining to “corporate headquarters” in the definition of “Urban’s Use” as set forth in the Acquisition Agreement shall not apply (i) if Urban or the majority of its assets have been acquired by another person or entity or (ii) if Urban becomes controlled by another person or entity (control meaning the possession of the power to direct or cause the direction of the management and policies, directly or indirectly, of Urban) or (iii) if Urban grows to such size that in Urban’s reasonable judgment, the Properties cannot accommodate Urban’s corporate headquarters. Further, as long as an Affiliate of Urban uses any portion of the Properties as its corporate headquarters, such use shall satisfy the corporate headquarters obligation.

(d) Anything in the Acquisition Agreement to the contrary notwithstanding, to the extent Urban’s rights to exercise an Option to Purchase or Option to Lease is conditioned upon Urban then being in compliance with the Continued Occupancy Covenant, PAID and Urban acknowledge and agree that such Continued Occupancy Covenant shall only apply to Building 7, Building 12, Building 15, and Building 543 (except as to the Building 10 Option to Purchase Agreement as to which the only applicable Continued Occupancy Covenant shall be the one set forth in the Lease for Building 10).

The parties agree that the foregoing provisions shall be included in the Repurchase Agreement and the Leases. The parties also agree that, so long as Urban or an Affiliate is not in violation of an applicable Construction Covenant, Initial Occupancy Covenant, or Continuing Occupancy Covenant, as the case may be, as to a particular Purchased Property, then the provisions of the Repurchase Agreement shall not apply to such Purchased Property, and Urban or its Affiliate, as the case may be, may sell, transfer or convey its interest in such Purchased Property free and clear of any rights or privileges in favor of PAID under the Repurchase Agreement.

17. Removal of Transformers. PAID and Urban acknowledge and agree that in accordance with Section 1.1.6 of the Acquisition Agreement, Urban instructed PAID by letter dated February 8, 2005 to remove the transformers from the Purchased Property and the Leased Property, other than Building 10, and PAID has removed such transformers from the Purchased Property. PAID advises Urban that there is no transformer at Building O.

18. Moran Lease Amendment. PAID and Urban acknowledge and agree that PAID delivered the Moran Lease Amendment required by Section 3.1.4 of the Acquisition Agreement to Urban on March 15, 2005. However, PAID’s obligation pursuant to Section 3.1.4 of the Acquisition Agreement to cause Moran Towing Corporation to vacate the premises which it occupies pursuant to the Moran Towing Lease no later than the date that Urban closes on its purchase of Buildings 25/41 shall remain a PAID Post-Closing Obligation which would become a PAID Post-Closing Default if PAID fails to do so, and Urban shall have such remedies as are set forth in the Acquisition Agreement with respect thereto.

19. PAID Surviving Obligations. The following obligations of PAID were not satisfied prior to Closing, and except where specifically indicated, shall be deemed a Surviving Obligations of PAID, in addition to those Surviving Obligations set forth in Section 6.1, Section 9.1 and other specified provisions of the Acquisition Agreement or in any other agreement instrument between the parties hereto as specifically designated therein:

(a) River Associates Lease Amendment. PAID shall deliver to Urban the River Associates Lease Amendment in accordance with Section 3.1.3 of the Acquisition Agreement as expeditiously as possible as a Surviving Obligation. Notwithstanding the foregoing, PAID’s failure to deliver the River Associates Lease Amendment to Urban within such time period shall not constitute a PAID Post-Closing Default. However, PAID’s obligation to cause River Associates, Inc. to vacate the premises which it occupies pursuant to the River

Associates Lease no later than the River Associates Relocation Date pursuant to Section 3.1.3 of the Acquisition Agreement shall remain a PAID Post-Closing Obligation which would become a PAID Post-Closing Default if PAID fails to do so and Urban shall have such remedies as are set forth in the Acquisition Agreement with respect thereto.

(b) Intentionally Omitted.

(c) Rezoning of Property. PAID advises Urban that the ordinance to rezone the Property was submitted by PAID and was introduced into City Council on February 3, 2005 as Bill No.050058. Urban acknowledges that it has waived its right to extend the Closing Date until the rezoning is final and unappealed, with all appeal periods having expired, as provided by Section 6.1.6 of the Acquisition Agreement. PAID shall continue to seek the rezoning of the Property for a period not to exceed two (2) years after the Closing Date in accordance with the requirements of such Section 6.1.6, and subject to Urban’s continuing right to review and comment upon the process.

(d) Stage I Work; Utilities.

(i) PAID and Urban acknowledge agree that (A) pursuant to Section 6.1.8 of the Acquisition Agreement, PAID and Urban were to cooperate to determine the timing and method of the commencement and completion of the Stage I Work during the Due Diligence Period, and (B) the failure to do so during the Due Diligence Period is not a PAID Default or an Urban Default. After Closing, PAID shall cooperate with Urban to determine as expeditiously as possible the timing and method of commencement and completion of the Stage I Work in accordance with Section 6.1.8 of the Acquisition Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that the same shall not be a Surviving Obligation which could result in a PAID Post-Closing Default. However, PAID’s obligation to complete the Stage I Work as required by Section 6.1.8(c) and Section 6.1.12 of the Acquisition Agreement, as modified by Section 19(d)(iv) below, shall remain a PAID Post-Closing Obligation which would become a PAID Post-Closing Default if PAID fails to do so, and Urban shall have such remedies as are set forth in the Acquisition Agreement with respect thereto.

(ii) PAID and Urban acknowledge and agree that the third phase of the Stage I Work relating to 26th Street as set forth in Section 6.1.8(c)(iii) has been completed.

(iii) Notwithstanding anything contained in Section 6.1.12 of the Acquisition Agreement to the contrary, with respect to utilities:

(A) With respect to water, PAID will install two (2) laterals, one (1) lateral for potable water and one (1) lateral for fire suppression, to each of the Properties to one point of entry to each Property or Building as designated by Urban, with the demarcation point being at the water main;

(B) With respect to sewer, PAID will install one (1) lateral to each of the Properties to one point of entry to each Property or Building as designated by Urban, with the demarcation point being at the sewer main;

(C) With respect to electricity, PAID will install the utility lines to (1) the primary side of a transformer at the central plant at Building 543 and (2) to either the primary side of the transformer located north of Buildings 7, 12 and 15 or to the primary side of an individual transformer serving each Building, with the demarcation point being at the primary side of the transformer serving a Property or Building. Additionally, PAID will cooperate with Urban to achieve HT/HV service and rates at the Properties.

(D) With respect to storm water management, PAID, at its sole cost and expense, will provide such service to the Properties in accordance with the provisions of the Acquisition Agreement.

(iv) Notwithstanding anything contained herein or in the Acquisition Agreement to the contrary, PAID shall have a period of (A) six (6) months from the date that Urban delivers its utility plans and specifications for a Property to complete the Stage I Work with respect to utility installation as set forth in Section 6.1.8(c)(i) and Section 6.1.12 of the Acquisition Agreement; and (B) nine (9) months from the date that Urban delivers its Plans (as approved by PAID to the extent that PAID has approval rights under the Acquisition Agreement with respect to such Plans) for the second phase of the Stage I Work as set forth in Section 6.1.8(c)(ii) of the Acquisition Agreement, subject to Section 24 of this Amendment.

(e) Stage II Work. PAID shall cooperate with Urban to determine, as expeditiously and to the extent possible, the scope of the Stage II Work and the timing of the commencement and completion thereof in accordance with Section 6.1.8(b) of the Acquisition Agreement. Notwithstanding the foregoing, PAID’s failure to determine such timing and method of completion within such time period shall not constitute a PAID Post-Closing Default. However, PAID’s obligation to complete the Stage II Work as required by Section 9.1.2 of the Acquisition Agreement shall remain a PAID Post-Closing Obligation which would become a PAID Post-Closing Default if PAID fails to do so, and Urban shall have such remedies as are set forth in the Acquisition Agreement with respect thereto.

(f) U.S. Navy Waiver.

(i) PAID advises Urban that PAID submitted the request for the U.S. Navy Waiver in accordance with Section 6.1.10 of the Acquisition Agreement on September 7, 2004, and that PAID received a response from the Department of the Navy dated February 1, 2005, a copy of which was provided to Urban on March 7, 2005, in which PAID was advised that the Department of the Navy is scheduled to complete its evaluation regarding releasing the prohibition on residential use by early Fall 2005. Urban has advised PAID that Urban elects to lease Building O and to option to lease Building P even though the U.S. Navy Waiver has not obtained by the Closing Date, subject, however, to Urban’s termination option set forth in Section 19(f)(ii) hereof. PAID’s obligations with respect to the U.S. Navy Waiver shall be to exercise its best efforts to obtain the U.S. Navy Waiver by March 31, 2006 in accordance with Section 6.1.10 of the Acquisition Agreement, as a Surviving Obligation.

(ii) PAID and Urban acknowledge and agree that if the U.S. Navy Waiver is not obtained by March 31, 2006, then Urban shall have the right to terminate the Lease for Building O. In the event that Urban exercises such right of termination, the parties agree that

Urban shall not be entitled to any reimbursement for any improvements which Urban may have performed with respect to Building O on or prior to such termination. The parties agree that the foregoing provision shall be included in the Lease for Building O.

(g) Gaming Restriction. PAID advises Urban that the Gaming Restriction was not obtained at or before Closing as required pursuant to Section 6.1.11 of the Acquisition Agreement. Urban advises PAID that Urban waives its right to terminate the Acquisition Agreement in accordance therewith. PAID agrees to use its best efforts to obtain the Gaming Restriction as a Surviving Obligation. Notwithstanding the foregoing, PAID’s failure to obtain the Gaming Restriction shall not constitute a PAID Post-Closing Default.

(h) CCRs.

(i) PAID and Urban acknowledge and agree that after the rezoning of the Property referenced in Section 13(e) hereof has been completed, PAID shall provide to Urban a copy of the CCRs which PAID intends to record against the PAID Parcel and against the Purchased Property and other parcels within the HCD which PAID had previously transferred, with the joinder of Urban and such other owners.

(ii) The CCRs shall not require Urban to make any financial contributions toward the operation and maintenance of the PAID Parcel in addition to the CAM Charge (as defined in the Reciprocal Easement Agreements for each Property), and shall not materially increase Urban’s obligations nor limit Urban’s rights. Urban’s Use shall be considered a permitted use under the CCRs as to the HCD.

(iii) Urban shall have a period of thirty (30) days after the submission by PAID of the CCRs to Urban to review, comment and approve such CCRs as to the HCD. Once such CCRs are approved by Urban, PAID agrees not to modify the CCRs as to the HCD prior to recordation thereof without Urban’s approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(iv) Urban’s approval may only be reasonably withheld to the extent that the CCRs as to the HCD (A) adversely affects the use, occupancy, enjoyment of or ingress and egress to the applicable Properties; (B) diminishes any of Urban’s rights; or (C) increases Urban’s financial or operating responsibilities.

(v) While PAID has expressed its intention to record CCRs, PAID’s failure to record such CCRs shall not constitute a PAID Post-Closing Default.

20. Urban Surviving Obligations. The following obligations of Urban were not satisfied prior to Closing, and except where specifically indicated, shall be deemed Surviving Obligations of Urban, in addition to the Surviving Obligations set forth in Section 6.2, Section 9.2, and other specified provisions of the Acquisition Agreement or in any other agreement instrument between the parties hereto as specifically designated therein:

(a) Stage I Work. After Closing, Urban shall cooperate with PAID to determine as expeditiously as possible the timing and method of commencement and completion of the Stage I Work in accordance with Section 6.1.8 of the Acquisition Agreement.

Notwithstanding the foregoing, the parties acknowledge and agree that the same shall not be a Surviving Obligation which could result in an Urban Post-Closing Default.

(b) Stage II Work. Urban shall cooperate with PAID to determine, as expeditiously and to the extent possible, the timing and method of commencement and completion of the Stage II Work in accordance with Section 6.1.8 of the Acquisition Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that the same shall not be a Surviving Obligation which could result in an Urban Post-Closing Default.

(c) Utility Specifications. Urban shall deliver its utility specifications for the Purchased Property and the Leased Property to PAID as expeditiously as possible after the date hereof. Notwithstanding the foregoing, the parties acknowledge and agree that the same shall not be a Surviving Obligation which could result in an Urban Post-Closing Default; however, Urban delivery of the utility specifications shall be a condition to PAID’s obligation to commence and complete the Stage I Work.

(d) Plans. Urban shall deliver Plans to PAID with respect to the Purchased Property and the Leased Property, in accordance with Section 6.2.2 of the Acquisition Agreement and Section 7 of this Amendment.

(e) Schedule. PAID acknowledges and agrees that Urban has delivered the preliminary schedule for construction, phasing and occupancy of the Purchased Property and the fit-out of Building 10 (the “Urban Schedule”) in satisfaction of Urban’s obligation respect thereto under Section 6.2.3 of the Acquisition Agreement. The Urban Schedule is deemed attached to the Acquisition Agreement as Schedule 6.2.3.

21. Future Subdivision. Urban covenants and agrees, as a Surviving Obligation of Urban, that if Urban ever subdivides any of the Properties after Urban acquires fee title thereto, such subdivision shall provide that the resulting parcels shall have a right of access to a public or private street, either directly or through a recorded easement agreement.

22. Assignment. PAID and Urban acknowledge and agree that in accordance with Section 12.5.1 of the Acquisition Agreement, Urban has advised PAID that Urban intends to enter into a Partial Assignment of Acquisition and Development Agreement (the “Partial Assignment”) of even date herewith with U.O. Real Estate LLC, a Pennsylvania limited liability company (“U.O. LLC”), pursuant to which Urban shall assign to U.O. LLC certain of Urban’s rights and obligations under the Acquisition Agreement, as more fully set forth in the Partial Assignment. Urban represents and warrants to PAID that U.O. LLC is a wholly-owned subsidiary of Urban, and thus an “Affiliate” as defined in the Acquisition Agreement. Notwithstanding the foregoing, such assignment shall not relieve Urban of its obligations under the Acquisition Agreement. To the extent that there is an obligation of Urban which is not been assigned pursuant to the Partial Assignment or pursuant to any future assignment which is permitted by the Acquisition Agreement, Urban acknowledges, covenants and agrees that Urban has not been, and shall not be, released from any such obligation.

23. Guaranties. Contemporaneously with Closing under the Acquisition Agreement, Urban shall execute and deliver for the benefit of PAID certain Lease Guaranties with respect to each Leased Property (collectively, the “Lease Guaranties”) and certain REA Guaranties with respect to each Purchased Property (collectively, the “REA Guaranties”), in the forms attached hereto as Exhibit “D”. In the event that Urban elects to exercise its option to acquire Building 3, Building 10 and/or Buildings 25/41 pursuant to the Building 3 Option to Purchase Agreement, the Building 10 Option to Purchase Agreement and/or the Building 25/41 Option to Purchase Agreement, respectively, or elects to exercise its option to lease Building P pursuant to the Option to Lease Agreement, and Urban takes title to such Properties in the name of an Affiliate as permitted by the Acquisition Agreement, then Urban shall execute and deliver for the benefit of PAID an REA Guaranty or Lease Guaranty, as applicable, with respect to such Property so purchased or leased. Such Lease Guaranty shall be delivered on the date of execution and delivery of a parking license for the Initial Parking Location or Alternative Parking Location and the Lease for Building P. Such REA Guaranties shall be delivered on the closing date with respect to the purchase of the 11th Street Parcel, Building 3, Building 10 and/or Buildings 25/41 pursuant to the option agreement for the 11th Street Parcel, the Building 3 Option to Purchase Agreement, the Building 10 Option to Purchase Agreement and/or the Building 25/41 Option to Purchase Agreement, respectively. The delivery of the Guaranties does not relieve Urban from its other obligations pursuant to the Acquisition Agreement which are intended to survive Closing.

24. Force Majeure. If PAID or Urban shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, obstructions, inability to procure materials, failure of power, restrictive laws, riots, insurrection, acts of terrorism, war or other reasons of a like nature not the fault of, or under the control of, the party delayed in performing work or doing acts required under the terms, covenants, conditions or provisions of this Amendment or the Acquisition Agreement, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, that the foregoing provisions of this Section 24 shall not apply to the payment of money, except if delivery thereof is delayed because of any of the foregoing causes and either PAID or Urban, as the case may be, is able to establish that a wire transfer was requested to be made, or payment or reimbursement was presented to the delivery service (including either the postal or courier service) on or before the due date therefor.

25. L&I Certifications. PAID and Urban acknowledge and agree that PAID delivered to Urban on March 23, 2005 the Certification Statements with respect to the Purchased Property and the Leased Property and that such Certification Statements indicate that there are no uncorrected notices of code violations.

26. No Other Amendments. Except as expressly amended by the terms of this Amendment, the Acquisition Agreement shall remain in full force and effect in accordance with its terms, and all other provisions of the Acquisition Agreement are hereby ratified and confirmed.

27. Severability. If any provision of this Amendment is declared or found to be illegal, unenforceable or void, then both parties hereto shall be relieved of all obligations under that provision. The remainder of this Amendment shall remain enforceable to the fullest extent permitted by law.

28. Counterparts; Facsimile Delivery. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto. Delivery of an executed counterpart of this Amendment by facsimile shall have the same binding effect as delivery of an executed original.

29. Governing Law. This Amendment is being executed, delivered and is intended to be performed in Philadelphia County, Pennsylvania and the substantive laws of the Commonwealth of Pennsylvania will govern the validity, construction, interpretation and enforcement of this Amendment. The parties consent to the venue and jurisdiction of any federal or state trial or appellate courts of Philadelphia County, Pennsylvania or the Eastern District of Pennsylvania in any action brought to enforce the terms of this Amendment. The parties irrevocably and unconditionally submit to the jurisdiction (both subject matter and personal) of any such courts and irrevocably and unconditionally waive: (a) any objection any party might now or hereafter have to the venue in any such courts; and (b) any claim that any action or proceeding brought in any such courts has been brought in an inconvenient forum.

30. Captions. The captions in this Amendment are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Amendment or any of the provisions hereof.

31. Integration: Interpretation. The Background provisions of this Amendment are hereby incorporated by reference as if fully set forth herein. This Amendment, together with its exhibits, and the Acquisition Agreement, together constitute the entire understanding between the parties hereto with respect to the subject matter hereof and the parties shall not be bound by any prior agreements, understandings or conditions respecting the subject matter hereof other than those expressly set forth and stipulated herein, therein or in any other document or instrument entered into by the parties hereto and contemplated thereby.

32. Notices. Any notice, request, consent, demand or other communication required or permitted to be given under this Agreement shall be in writing (whether or not the specific provision of this Agreement provides that the same must be written) and given and effective in accordance with Section 12.1 of the Acquisition Agreement.

33. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to Section 12.5 of the Acquisition Agreement.

34. Dating and Effectiveness. The parties hereto recognize and agree that documents and instruments with respect to the Closing have been dated as of the date hereof. The parties hereto further recognize and agree that the Closing shall be deemed effective on the date that the Subdivision Plan has been accepted for recordation by the Department of Records in and for the City and County of Philadelphia (the “Recordation Date”), notwithstanding the date of any such document or instrument. Therefore, the Closing Date, as such date is used in the Acquisition Agreement and in all other documents and instruments executed and delivered by the parties hereto in conjunction with the Closing, shall be the Recordation Date. Furthermore, the phrases “as of the date hereof”, “from the date hereof” or words or phrases of similar import set forth in the documents and instruments executed and delivered by the parties hereto in conjunction with the Closing shall be deemed to refer to the Recordation Date for all purposes, and not March 24, 2005. Therefore, whenever a date is to be measured under the provisions of any such document or instrument “from the date hereof” or from the Closing Date or from a date similarly described, it shall be measured from the Recordation Date.

Promptly after the Recordation of the Subdivision Plan with the Department of Records in and for the City and County of Philadelphia, the parties hereto shall execute and deliver a confirmatory letter between them establishing such Recordation Date.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

URBAN OUTFITTERS, INC.

BY:
Name:	Richard A. Hayne
Title:	President

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

BY:
Name:	James McManus
Title	Chairman